Exhibit 99.1

Prentiss Properties Trust	FOR FURTHER INFORMATION:
3890 West Northwest Hwy., Suite 400	Thomas F. August
Dallas, TX 75220	President & Chief Executive Officer
www.prentissproperties.com	(214) 654-0886
NYSE: PP

Tuesday February 1, 2005

PRENTISS PROPERTIES REPORTS RESULTS OF OPERATIONS FOR FOURTH QUARTER 2004

Dallas, February 1, 2005 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the fourth quarter of 2004. The following summarizes the results for the quarter ended December 31, 2004:

•	For the fourth quarter 2004, the Company reported net income of $14.1 million, or $0.27 per common share (diluted), compared to net income of $21.2 million, or $0.45 per common share (diluted) for the fourth quarter of 2003.

•	For the fourth quarter 2004, Adjusted FFO totaled $37.4 million, or $0.75 per common share (diluted) and FFO, which includes a $2.9 million impairment loss, totaled $34.5 million or $0.69 per common share (diluted), compared to Adjusted FFO and FFO of $36.6 million, or $0.77 per common share (diluted) for the fourth quarter of 2003.

•	Higher than normal capital expenditures of $15 million were incurred due to the timing of some significant tenants’ spaces being built out during the fourth quarter 2004.

•	As of December 31, 2004 the Company’s overall portfolio was 88.1 percent leased versus 88.9 percent at the end of the third quarter of 2004 and 91.2 percent at the end of the fourth quarter of 2003. As of December 31, 2004 the Company’s office portfolio was 88.2 percent leased versus 88.3 percent at the end of the third quarter of 2004 and 90.0 percent at the end of the fourth quarter of 2003.

•	On October 29, 2004 the Company purchased Lakeside Point I & II, a 198,000 square foot, class A office complex located in Amhurst Business Park in Waukegan, Illinois. This project was purchased in the Company’s joint venture with ABP. The contract price was $32.6 million, or $164 per foot, and has an initial cash yield of 9.2% and an initial GAAP yield of 9.9%.

•	On November 19, 2004 the Company closed the sale of its 1800 Sherman Avenue project for a sales price of $18.2 million and recognized a gain on sale of $3.6 million. The Company recognized a $2.9 million impairment loss during the quarter related to a note receivable it received from a property sale in 2001.

•	On October 8, 2004, the Company purchased the 2101 Webster building and the 2353 Webster structured parking garage for a purchase price of $64.75 million.

•	On January 7, 2005, the Company paid a dividend of $0.56 per share for the fourth quarter.

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

Asset Acquisitions & Sales

Lakeside Point I & II

On October 29, 2004 the Company purchased Lakeside Point I & II, a 198,000 square foot, class A office complex located in Amhurst Business Park in Waukegan, Illinois. This project was purchased in the Company’s joint venture with ABP. The contract price was $32.6 million, or $164 per foot, and has an initial cash yield of 9.2% and an initial GAAP yield of 9.9%. The project contains two three story buildings, both of which are 100% leased to Abbott Laboratories through August of 2008. Abbott Laboratories has occupied the majority of the space in these buildings since their initial development in 1990 and 1998. The buildings have 30,000 square foot floor plates which can accommodate large users but are also very functional for multi-tenant users. The complex includes a generous 4.5 per 1000 ratio of parking-to-office space to accommodate dense space users such as Abbott. The project is also linked to Abbott’s fiber optic communication network that runs throughout the business park.

2101 Webster

On October 8, 2004, the Company purchased the 2101 Webster building and the 2353 Webster structured parking garage for a purchase price of $64.75 million, or about $141 per rentable foot including the structured parking. The office building is a 459,000 square foot, 20 story, class A office project located in downtown Oakland near the Company’s Ordway and Lake Merritt Tower projects. The purchase has a first year cash yield of approximately 8.6% and a first year GAAP yield of 9.2%.

1800 Sherman Sale

On November 19, 2004 the Company closed the sale of its 1800 Sherman Avenue project for a sales price of $18.2 million and recognized a gain on sale of $3.6 million. The 135,679 square foot, eight story, class A office property is located in Evanston, Illinois. Prentiss acquired the project in 1998 and will continue to manage and lease the building for the new owner.

Note Impairment

The Company sold its Crescent Center asset, an Atlanta office property, during 2001. As part of the sale price, the Company received a $4.4 million sales note receivable from the buyer. The note is due on March 1, 2005 and after discussions with the obligor, the Company believes only $1.5 million of the note is collectible. The Company has therefore recognized a $2.9 million impairment loss this quarter on the note.

Development Activity

During the second quarter of 2004, the Company began construction of High Bluff Ridge, a 158,000 net rentable square foot, Class A, office development in the northern San Diego suburb of Del Mar. The project is 50% pre-leased to Morrison & Foerster LLP.

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

The Company is developing High Bluff Ridge through a joint venture with Southwind Construction, Inc. The Company is a 70% owner and the managing general partner.

Consolidated Financial Results

Fourth quarter 2004 revenues totaled $98.2 million compared to $86.0 million during the fourth quarter of 2003. For the fourth quarter 2004, the Company reported net income of $14.1 million, or $0.27 per common share (diluted), compared to $21.2 million, or $0.45 per common share (diluted), for the fourth quarter of 2003. Adjusted FFO totaled $37.4 million, or $0.75 per common share (diluted) for the fourth quarter 2004, compared to $36.6 million, or $0.77 per common share (diluted) for the fourth quarter of 2003. Operating results were positively impacted by the Lakeside Point acquisition and negatively impacted by rental rate roll-downs, decline in occupancy, property sales and increased depreciation and amortization expenses.

FFO is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that FFO is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, we believe that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. However, our FFO may not be comparable to FFO reported by other REITs that do not define FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income as presented in our consolidated financial statements. We believe that net income is the most directly comparable GAAP financial measure to FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income or to cash flows as an indication of our performance or as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release.

FFO does not reflect depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. These are significant economic costs that could materially impact our results of operations.

Adjusted FFO is a non-GAAP financial measure that we define as FFO (defined above) excluding (adding back) impairment losses related to real estate and real estate related assets

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

and debt defeasance losses related to real estate assets sold. We believe that our Adjusted FFO provides useful information to the investment community about our financial performance when compared to other REITs as it eliminates FFO differences caused by the timing and classification within the income statement of real estate and real estate debt related losses. However, our Adjusted FFO may not be comparable to FFO or Adjusted FFO reported by other REITs that do not define FFO or Adjusted FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Adjusted FFO should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. We believe that net income is the most directly comparable GAAP financial measure to Adjusted FFO. Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Like FFO, our Adjusted FFO does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

Earnings guidance for 2005 will be discussed by management on the February 2, 2005 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

The Company’s office portfolio was 88.2 percent leased at the end of the fourth quarter 2004 versus 88.3 percent at the end of the third quarter 2004 and 90.0 percent at the end of the fourth quarter of 2003. The Company’s industrial portfolio was 87.8 percent leased at the end of the fourth quarter 2004 versus 92.8 percent at the end of the third quarter 2004 and 99.2 percent at the end of the fourth quarter of 2003.

The Company’s overall portfolio was 88.1 percent leased at the end of the fourth quarter 2004 versus 88.9 percent at the end of the third quarter 2004 and 91.2 percent at the end of the fourth quarter of 2003.

During the quarter, the Company signed office property renewals and new leases totaling 533,000 square feet and industrial property renewals and new leases totaling 58,000 square feet, for a total of 591,000 square feet of signed leases.

Average straight-line net rents on new and renewed office leases were 13 percent below those on expiring leases and average straight-line net rents on new and renewed industrial leases were 15 percent above those on expiring leases.

The Company’s largest lease executions during the quarter are as follows:

1)	Perot Systems Government Services, Inc., executed a new 90,103 square foot, 10 year 3 month lease at Willow Oaks III in Fairfax, Virginia.

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

2)	Tokyu World Transport, Inc. executed a new 45,360 square foot, 5 year lease at Pacific Gateway Center in Torrance, California.

3)	United Healthcare Services, Inc. executed a new 41,289 square foot, 5 year lease at the Corporetum in Lisle, Illinois.

4)	Direct Holdings Americas Inc., executed a new 35,155 square foot, 10 ½ year lease at Willow Oaks II in Fairfax, Virginia.

5)	Equitable (AXA Advisors), executed an 16,814 square foot, 2 year lease renewal at 3141 Fairview Drive in Falls Church, Virginia.

6)	HIFN, Inc. executed a 16,562 square foot, 5 year lease renewal at Pacific View in Carlsbad, California.

7)	Kisco Development, LLC. executed a 12,830 square foot, 5 year lease renewal at Pacific Ridge in Carlsbad, California.

Lease expirations for office properties for 2005 and 2006 total 1,184,000 square feet and 1,666,000 square feet, respectively, which equates to 7 percent and 10 percent of the Company’s net rentable office square feet during those years.

Capital Markets and Financing

As of December 31, 2004, the Company’s market value of equity was $1.92 billion. Total market capitalization at December 31, 2004 was $3.13 billion, compared to a total asset book value of $2.31 billion (including a pro-rata share of unconsolidated and consolidated joint venture assets). As of December 31, 2004, Debt to Total Market Capitalization (market value equity plus debt) stood at 38.8 percent compared to 38.9 percent as of September 30, 2004 and 39.8 percent as of December 31, 2003.

The Company’s debt balance at December 31, 2004, including its share of unconsolidated and consolidated joint venture debt, was $1.21 billion. Of this amount, $659.6 million was fixed rate, non-recourse, long-term mortgages and fixed rate, recourse debt. The remaining $553.8 million was floating rate debt, of which $360.7 million was hedged as of the end of the fourth quarter of 2004.

During the fourth quarter the Company, through it’s POI Joint Venture, entered into a $20 million dollar non recourse loan. The loan funded on December 22, 2004 and is secured by POI’s Lakeside Point property. The loan has a floating rate and currently bears an interest rate of 1.1% over LIBOR and is for a five year term. The Company’s pro-rata share of this debt is $10.2 million.

In January, 2005 the POI Joint Venture executed an interest rate swap agreement for a notional amount of $20 million. The Company’s share of the notional amount of this hedge is $10.2 million. This swap is effective February 1, 2005 and effectively fixes the LIBOR borrowing rate at 4.0% during the next five years. Including the Company’s existing hedges,

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

the Company’s exposure to floating rate debt represented approximately 5.7 percent of its total market capitalization as of the end of the fourth quarter of 2004.

During the fourth quarter of 2004, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.04 percent. At December 31, 2004, excluding the Company’s line of credit, the weighted average maturity of debt was 4.1 years.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on December 9, 2004, to owners (shares and units) of record as of December 27, 2004, and paid the dividend on January 7, 2005. The annualized dividend of $2.24 per share represented a yield of 6.3 percent based on the Monday, January 31st closing share price of $35.83. The Adjusted FFO and FAD payout ratios for the quarter ended December 31, 2004, were 75.07 percent and 135.3 percent.

The Company spent $15.0 million in non-incremental capital expenditures during the quarter, of which $1.8 million represented capital improvements and repairs to the properties and $13.2 million represented costs paid with respect to leasing and tenant improvements.

The actual cash expenditures of $15.0 million during the quarter is higher than normal due to the timing of some significant lease improvements which were all under construction during the quarter. These tenants included NLU, United Health, Sigmatel, AIG, Liberty Mutual, Time Life and others.

For office leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $14.75, or $2.69 per square foot per year. These costs were based on 501,000 square feet of non-incremental office leases signed during the quarter.

For industrial leases signed during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $3.08, or $0.79 per square foot per year. These costs were based on new industrial leases of 58,000 square feet during the quarter.

Funds Available for Distribution (FAD) totaled approximately $20.8 million for the quarter ended December 31, 2004.

FAD is a non-GAAP financial measure that we define as Adjusted FFO (as defined above) less non-incremental capital expenditures, straight-line rent adjustments, rental income adjustments recognized in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141) and the amortization of financing costs. We believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. Our FAD may not be comparable to FAD reported by other

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

REITs that do not define FAD exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FAD should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto.

We believe that net income is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule to this press release.

Additional Information

The Company will broadcast its fourth quarter 2004 earnings conference call on Wednesday, February 2, 2005. The conference call will begin at 1:00 PM CST and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303)-262-2137. A replay of the conference call will be available via phone through February 9, 2005 at (303) 590-3000, passcode #11021146 or via the Internet on the Company’s website. Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s fourth quarter 2004 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust (“REIT”). It owns interests in 133 operating properties with approximately 18.4 million square feet – 16.2 million of office properties and 2.2 million of industrial properties. The Company also has a 158,000 square foot development project in construction at this time. The Company, through various management subsidiaries, manages approximately 28.2 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Prentiss Properties Trust 4th Quarter 2004 Earnings Release

February 1, 2005

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

	Twelve Months Ended		Three Months Ended
	12/31/2004	12/31/2003	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
Funds from Operations (FFO):

Net income	$62,423	$59,417	$14,078	$12,554	$18,792	$16,999	$21,177
Adjustments:
Real estate depreciation and amortization (1)	95,429	79,972	24,294	24,368	23,785	22,982	21,524
Minority interests (2)	1,733	1,875	366	333	538	496	670
Minority interest share of depreciation and amortization	(4,682)	—	(1,377)	(1,181)	(1,303)	(821)	—
Pro rata share of joint venture depreciation and amortization	2,985	2,960	756	749	744	736	750
Issue costs of preferred units redeemed	(1,600)	—	—	—	—	(1,600)	—
(Gain)/loss on sale of real estate	(13,179)	(4,978)	(3,593)	1,821	(10,091)	(1,316)	(7,525)
FFO applicable to common and common equivalents	$143,109	$139,246	$34,524	$38,644	$32,465	$37,476	$36,596
Impairment losses and debt defeasance related to real estate	8,216	1,792	2,900	—	5,316	—	—
Adjusted FFO applicable to common and common equivalents	$151,325	$141,038	$37,424	$38,644	$37,781	$37,476	$36,596
Weighted average common shares, units and common shares equivalents (diluted)	49,727	45,533	50,174	50,086	49,738	48,896	47,510
Adjusted FFO per weighted average shares outstanding (diluted)	$3.04	$3.10	$0.75	$0.77	$0.76	$0.77	$0.77

Funds Available for Distribution (FAD):

Adjusted FFO	$151,325	$141,038	$37,424	$38,644	$37,781	$37,476	$36,596
Adjustments:
Straight-line rent adjustment	(8,962)	(7,946)	(2,053)	(2,199)	(2,231)	(2,479)	(2,438)
FAS 141 adjustment	(752)	(390)	(162)	(344)	(256)	10	(5)
Amortization of deferred financing fees	2,351	2,340	544	646	582	579	575
Capital expenditures	(42,758)	(31,816)	(14,987)	(10,077)	(8,209)	(9,485)	(11,570)
FAD	$101,204	$103,226	$20,766	$26,670	$27,667	$26,101	$23,158
Weighted average common shares, units and common shares equivalents (diluted)	49,727	45,533	50,174	50,086	49,738	48,896	47,510
Dividend per share	$2.240	$2.240	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared	$111,927	$102,860	$28,096	$28,065	$28,032	$27,734	$26,820
Payout ratio of Adjusted FFO	73.96%	72.93%	75.07%	72.62%	74.20%	74.00%	73.29%
Payout ratio of FAD	110.60%	99.65%	135.30%	105.23%	101.32%	106.26%	115.81%

(1) - Excludes depreciation and amortization not related to real estate.

(2) - Represents the minority interest attributable to holders of common partnership units. The units are included in the share count.

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Twelve Months Ended		Three Months Ended
	12/31/2004	12/31/2003	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
Revenues:
Rental income	$356,825	$314,718	$93,897	$91,008	$87,622	$84,298	$81,384
Service business and other income	13,909	16,769	4,277	3,216	2,928	3,488	4,615

	370,734	331,487	98,174	94,224	90,550	87,786	85,999

Expenses:
Property operating and maintenance	91,681	80,583	25,604	22,685	22,015	21,377	22,795
Real estate taxes	39,406	31,274	10,894	9,396	9,780	9,336	5,875
General and administrative and personnel cost	11,803	10,988	3,010	3,423	2,785	2,585	2,613
Expenses of service business	9,998	10,513	3,213	2,670	2,466	1,649	2,914
Interest expense	68,037	67,232	17,433	17,580	16,825	16,199	16,882
Amortization of deferred financing costs	2,343	2,284	559	651	568	565	561
Depreciation and amortization	92,315	72,483	24,393	24,171	22,467	21,284	19,985

	315,583	275,357	85,106	80,576	76,906	72,995	71,625

Income from continuing operations before minority interests and equity in income of unconsolidated joint ventures	55,151	56,130	13,068	13,648	13,644	14,791	14,374
Minority interests	(2,744)	(10,227)	(258)	(323)	(563)	(1,600)	(2,578)
Equity in income of unconsolidated joint ventures	2,429	2,555	639	616	596	578	622
Loss on investment in securities	(420)	—	—	—	(420)	—	—
Loss from impairment of mortgage loan	(2,900)	—	(2,900)	—	—	—	—

Income from continuing operations	51,516	48,458	10,549	13,941	13,257	13,769	12,418
Discontinued operations:
Income from discontinued operations including impairment losses	3,354	6,034	44	390	942	1,978	1,277
Gain/(loss) from disposition of discontinued operations	11,957	(4,457)	3,593	(1,821)	10,185	—	—
Loss from debt defeasance related to sale of real estate	(5,316)	—	—	—	(5,316)	—	—
Minority interest related to discontinued operations	(310)	(53)	(108)	44	(182)	(64)	(43)

	9,685	1,524	3,529	(1,387)	5,629	1,914	1,234
Income before gain on sale of properties	61,201	49,982	14,078	12,554	18,886	15,683	13,652
Gain/(loss) on sale of land	1,222	9,435	—	—	(94)	1,316	7,525

Net income	62,423	59,417	14,078	12,554	18,792	16,999	21,177
Preferred dividends	(10,052)	(8,452)	(2,113)	(2,113)	(2,113)	(3,713)	(2,113)

Net income applicable to common shareholders	$52,371	$50,965	$11,965	$10,441	$16,679	$13,286	$19,064

Net income per common share - basic	$1.18	$1.27	$0.27	$0.23	$0.38	$0.31	$0.45

Weighted average number of common shares outstanding - basic	44,330	40,068	44,799	44,691	44,386	43,426	42,059

Net income per common share - diluted	$1.18	$1.27	$0.27	$0.23	$0.37	$0.30	$0.45

Weighted average number of common shares and common share equivalents outstanding-diluted	44,529	40,270	45,024	44,882	44,527	43,670	42,255

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	12/31/2004	9/30/2004	6/30/2004	3/31/2004	12/31/2003
Assets
Operating real estate:
Land	$341,321	$336,245	$345,089	$325,623	$325,623
Buildings and improvements	1,789,043	1,731,346	1,779,810	1,728,823	1,727,056
Less: accumulated depreciation	(234,007)	(224,748)	(221,575)	(222,080)	(210,944)

	1,896,357	1,842,843	1,903,324	1,832,366	1,841,735
Construction in progress	23,417	18,085	12,594	—	—
Land held for development	59,014	58,871	43,678	47,462	47,202
Deferred charges and other assets, net	260,283	236,392	233,238	209,744	210,420
Notes receivable, net	1,500	5,440	5,942	6,440	15,904
Receivables, net	55,772	54,841	51,030	49,451	47,412
Cash and cash equivalents	8,586	6,956	10,035	11,215	5,945
Escrowed cash	9,584	9,579	10,149	13,062	11,913
Investments in securities and insurance contracts	3,279	2,928	3,030	3,395	2,579
Investments in unconsolidated joint ventures	12,943	12,906	12,774	14,274	14,215
Interest rate hedges	2,804	2,107	5,099	475	1,768

Total assets	$2,333,539	$2,250,948	$2,290,893	$2,187,884	$2,199,093

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,191,911	$1,115,534	$1,103,992	$1,034,934	$1,029,035
Interest rate hedges	3,850	6,775	5,277	10,476	9,842
Accounts payable and other liabilities	105,304	93,255	82,706	70,492	84,366
Mandatorily redeemable preferred units	—	—	—	—	10,000
Distributions payable	28,103	28,072	28,041	27,742	28,986

Total liabilities	1,329,168	1,243,636	1,220,016	1,143,644	1,162,229

Minority interest in operating partnership	24,990	26,790	27,738	27,476	123,058

Minority interest in real estate partnerships	35,792	30,858	77,843	69,841	1,565

Commitments and contingencies
Shareholders’ equity:
Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 48,268,845 and 45,772,383 (includes 3,286,957 and 3,159,089 in treasury) shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	483	481	480	475	458
Additional paid-in capital	1,020,917	1,017,744	1,014,116	997,537	942,644
Common shares in treasury, at cost, 3,286,957 and 3,159,089 shares at December 31, 2004 and December 31, 2003, respectively	(82,694)	(82,505)	(82,159)	(82,115)	(78,000)
Unearned compensation	(3,386)	(3,827)	(4,254)	(4,782)	(2,176)
Accumulated other comprehensive income	(302)	(4,061)	564	(9,176)	(7,198)
Retained earnings/(distributions in excess of earnings)	(91,429)	(78,168)	(63,451)	(55,016)	(43,487)

Total shareholders’ equity	943,589	949,664	965,296	946,923	912,241

Total liabilities and shareholders’ equity	$2,333,539	$2,250,948	$2,290,893	$2,187,884	$2,199,093